UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2017 (March 28, 2017)

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

2150 St. Elzéar Blvd. West, Laval, Quebec, Canada H7L 4A8
(Address of principal executive offices) (Zip Code)

(514) 744-6792

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On March 28, 2017, Valeant Pharmaceuticals International, Inc. (the “Company”) completed an amendment to its Third Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, and such amendment, the “Revolver Extension amendment”).

The Revolver Extension amendment provides for the extension of the maturity date of $1,190 million of revolving credit commitments under the Credit Agreement from April 20, 2018 to the earlier of (i) April 20, 2020 and (ii) the date that is 91 calendar days prior to the scheduled maturity of any series or tranche of term loans under the Credit Agreement, certain secured or unsecured notes and any other Indebtedness for borrowed money in excess of $750 million (the “2020 series”). Unless otherwise terminated prior thereto, the remaining $310 million of revolving credit commitments under the Credit Agreement will continue to mature on April 20, 2018.

The Company paid fees to each revolving lender with revolving commitments comprising the 2020 series in an amount equal to 0.125% of the aggregate principal amount of such revolving lender’s allocation of the 2020 series.

The foregoing summary of the Revolver Extension amendment is not complete and is qualified in its entirety by reference to the full and complete text of the Revolver Extension amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit Number	Description
10.1	Amendment No. 15 to Third Amended and Restated Credit and Guaranty Agreement, dated as of March 28, 2017, by and among Valeant Pharmaceuticals International, Inc., the guarantors party thereto, the lenders and issuing bank party thereto, and Barclays Bank PLC, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2017

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Paul S. Herendeen
Paul S. Herendeen
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 15 to Third Amended and Restated Credit and Guaranty Agreement, dated as of March 28, 2017, by and among Valeant Pharmaceuticals International, Inc., the guarantors party thereto, the lenders and issuing bank party thereto, and Barclays Bank PLC, as administrative agent.